Exhibit 99

                Press Release, dated as of December 8, 2000










































                               PRESS RELEASE

FOR IMMEDIATE RELEASE

                                Contact:     Donald Fleming
                                             Senior Vice President
December 8, 2000                Contact #:   (718) 556-6517


ANNOUNCEMENT:  STATEN ISLAND BANCORP, INC. COMPLETES PURCHASE OF UNITY
               BANK BRANCHES

STATEN ISLAND, NEW YORK - Staten Island Bancorp, Inc. (NYSE: SIB), the holding company (the "Company") for SI Bank & Trust (the "Bank") announced today the successful completion of the purchase of four branches from Unity Bancorp, New Jersey. Three branches are in Union County and one branch is in Middlesex County.

Harry P. Doherty, Chairman and Chief Executive Officer of the Company stated. "We are extremely pleased to complete this transaction and we welcome the customers and employees of these Unity branches to the expanding SI Bank & Trust network in New Jersey. We believe that our product set and commitment to superior service will benefit the existing customer base and also enhance the opportunities for growth in these new locations."

In the transaction, the Bank assumed a deposit base of approximately $42 million and paid a premium of 6.5%.

Statements contained in this news release which are not historical facts are considered forward looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust. The Bank was chartered in 1864 and now operates seventeen full service branches and three limited service branches on Staten Island and two full service branches in Brooklyn, five full service branches in Ocean County, two full service branches in Monmouth County, three full service branches in Union County, and one full service branch in Middlesex County, New Jersey. The Company also owns SIB Mortgage Corp. and American Construction Lending Services (ACLS, Inc.) both wholly owned subsidiaries of SI Bank & Trust. SIB Mortgage Corp. conducts business under the name "Ivy Mortgage" and has offices in 27 states. ACLS, Inc. is a wholesale lender specializing in residential construction and loan products throughout the United States.
On September 30, 2000 the Company had $5.1billion of total assets and $570.4 million of total stockholders' equity.